UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

Registration Statement
Under The
Securities Exchange Act of 1933

SOUTHWALL TECHNOLOGIES INC.
(Exact Name Of Registrant As Specified In Its Charter)

DELAWARE	94-2551470
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

3788 Fabian Way, Palo Alto, CA	94303
(Address of Principal Executive Offices)	(Zip Code)

Southwall Technologies Inc. 2007 Long Term Incentive Plan
(Full title of the plan)

Dennis F. Capivolla
Southwall Technologies Inc.
3788 Fabian Way
Palo Alto, California 94303
(Name and Address of agent for service)

(650) 798-1200
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☑	Smaller reporting company ☐
(do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $.001 par value	10,000,000	$1.08	$1.08	$424.44

(1)
The shares of common stock set forth in the Calculation of Registration Fee Table, and which may be offered pursuant to this Registration Statement, includes, pursuant to Rule 416 of the Securities Act of 1933, as amended, such additional number of shares of the Registrant’s common stock that may become issuable as a result of any stock splits, stock dividends or similar events.

(2)
The price 1.08 per share, which is the average of the high and low prices reported on The Over-the-Counter Bulletin Board on  November 11, 2008 is set forth solely for purposes of calculating the filing fee pursuant to Rule 457(h).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

(1)           Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed pursuant to the Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(2)           Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

(3)           Current Report on Form 8-K filed with the SEC on January 4, 2008;

(4)           Current Report on Form 8-K filed with the SEC on April 10, 2008;

(5)           Current Report on Form 8-K filed with the SEC on May 20, 2008;

(6)           Current Report on Form 8-K filed with the SEC on May 23, 2008;

(7)           Current Report on Form 8-K filed with the SEC on July 1, 2008;

(8)           Current Report on Form 8-K filed with the SEC on November 5, 2008

(9)           Current Report on Form 8-K filed with the SEC on November 55, 2008

(10)         The “Description of Common Stock” contained in the Registant’s Registration Statement No. 0-15930 on Form 8-A, dated July 6, 1987 under Section 12 of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

Current Reports on Form 8-K containing only Regulation FD or Regulation G disclosure furnished under Items 2.02 and 7.01 of Form 8-K and any related exhibits furnished under Item 9.01 of Form 8-K are not incorporated herein by reference.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K containing only Regulation FD or Regulation G disclosure furnished under Items 2.02 and 7.01 of Form 8-K and any related exhibits furnished under Item 9.01 of Form 8-K, unless otherwise indicated therein), subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed hereby incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law, or DGCL, allows a corporation to eliminate the personal liability of a director of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock purchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding.  The power to indemnify applies (i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.  The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees, but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of the person’s duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions.  A director who was absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered on the books containing the minutes of the proceedings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

Article 6 of the Registant’s restated certificate of incorporation, as amended, contains a provision that eliminates, to the extent permitted by law, a director’s personal liability for monetary damages resulting from a breach of fiduciary duty.

The Registrant’s bylaws contain provisions indemnifying the Registrant’s directors and officers to the fullest extent permitted by the DGCL.

The Registrant maintains directors and officers’ liability insurance for the benefit of its directors and certain of its officers.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.	Exhibit Description

5.1	Legal Opinion of Pepper Hamilton LLP*

23.1	Consent of Burr, Pilger & Mayer, LLP*

23.2	Consent of Pepper Hamilton LLP (included in its legal opinion filed as Exhibit 5.1 to this Registration Statement)*

24.1	Powers of Attorney (included on the signature page of the Registration Statement)*

99.1	Southwall Technologies Inc. 2007 Long Term Incentive Plan*

99.2	Form of Southwall Technologies Inc. 2007 Long Term Incentive Plan Stock Option Award Agreement*

99.3	Form of Non-Qualified Stock Option Award to Director Agreement under the Southwall Technologies Inc. 2007 Long Term Incentive Plan*

*	Filed herewith.

Item 9.  Undertakings

Item 512(a) of Regulation S-K

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(2)           That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Item 512(b) of Regulation S-K

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Item 512(h) of Regulation S-K

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on this 14 day of November, 2008.

SOUTHWALL TECHNOLOGIES INC.

By:	/s/ Dennis F. Capovilla
Dennis F. Capovilla
President and Chief Executive Officer

POWER OF ATTORNEY SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each such person whose signature appears below constitutes and appoints, jointly and severally Dennis Capovilla and Mallorie Burak his attorneys-in-fact, each with full power of substitution, for him in any and all capacities, to sign any amendments to this registration statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on November 14, 2008.

/s/ Dennis F. Capovilla	President and Chief Executive Officer
Dennis F. Capovilla	(Principal Executive Officer)

/s/ Mallorie Burak	Chief Accounting Officer (Principal
Mallorie Burak	Accounting and Principal Financial Officer)

/s/ Andre R. Horn	Director
Andre R. Horn

/s/ William A. Berry	Director
William A. Berry

/s/ Dennis Bunday	Director
Dennis Bunday

/s/ George Boyadjieff	Director
George Boyadjieff

/s/ Raymond Eugene Goodson	Director
Raymond Eugene Goodson

/s/ Jami K. Nachtsheim	Director
Jami K. Nachtsheim

/s/ Peter E. Salas	Director
Peter E. Salas

Index of Exhibits.

Exhibit No.	Exhibit Description

5.1	Legal Opinion of Pepper Hamilton LLP*

23.1	Consent of Burr, Pilger & Mayer, LLP*

23.2	Consent of Pepper Hamilton LLP (included in its legal opinion filed as Exhibit 5.1 to this registration statement)*

24.1	Powers of Attorney (included on the signature page of the Registration Statement)*

99.1	Southwall Technologies Inc. 2007 Long Term Incentive Plan*

99.2	Form of Southwall Technologies Inc. 2007 Long Term Incentive Plan Stock Option Award Agreement*

99.3	Form of Non-Qualified Stock Option Award to Director Agreement under the Southwall Technologies Inc. 2007 Long Term Incentive Plan*

*	Filed herewith.